TECHNOLOGY TRANSFER AND LICENSE AGREEMENT

THIS TECHNOLOGY TRANSFER AND LICENSE AGREEMENT (the “Agreement”), is entered into on February 21, 2005 (the “Effective Date”), by and between JMAR Technologies, Inc., a Delaware corporation, and Gregory M. Quist (“Quist”) and David A. Drake (“Drake”) doing business as The LXT Group. The parties agree as follows:

1. Recitals.

1.1. The parties entered into an Agreement of Purchase and Sale of Asset dated as of September 7, 2004 (“the Original Agreement”) respecting the purchase of certain technology and other assets.

1.2. The parties have disputes and claims against each other pertaining to their respective rights and obligations under the Original Agreement and desire to enter into this Agreement to resolve those claims and disputes by superseding, novating, amending and restating the Original Agreement in the manner set forth in this Agreement.

2. Definitions.

2.1. Generally. Words and terms having their initial letter capitalized in this Agreement shall have the respective meanings set forth in this Section on in the body of this Agreement.

2.2. Additional Definitions.

"Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. “Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or other entity.

“CORTS,” and “CORTS System” means a continuous online real-time surveillance system that uses light scattering for detection of microorganism contamination and other particles in water.

“Consulting Agreement” means the consulting agreement between JMAR and Quist and Drake dated to be effective as of January 31, 2005 with a term expiring on December 31, 2005, providing for the payment for eleven hundred (1100) consulting hours at the rate of one Hundred Ten Dollars ($110) per hour, the form of which is attached as Exhibit A.

3. Transfer and License of Technology.

3.1. Transfer of Technology. On the terms and subject to the conditions set forth in this Agreement, at the Closing Quist and Drake will transfer, convey, assign and deliver to JMAR, and JMAR will acquire from Quist and Drake, all right, title and interest of Quist and Drake in the rights, assets, and properties of Quist and Drake as follows (“Transferred Technology”):

(a) The registered trademark, “BioScanner,” a pending trademark for “BioSentry” and the unregistered common law trademark, “CORTS”;

(b) The right to enter into a license with NASA for the exclusive rights to use the technology embodied in U.S. Patent No. 6,313908 issued to McGill, et al and assigned to NASA (the “NASA License”) in the field of detection of microorganisms in water;

(c) Designs, software, laboratory notebooks, drawings, notes, algorithms, data and other documents and information related to CORTS and the CORTS System and the proof of concept, alpha and beta units produced since April 16, 2004 for the use of light scattering for detection of microorganism contamination and other particles of water; and

(d) All books, records, manuals, data and other materials relating to CORTS and the CORTS System, and including without limitation, all lists of customers, markets, technology applications, distribution lists, production data, sales and promotional materials and records, research and development files, data and laboratory books, patent disclosures and accounting records, related to CORTS and the CORTS System and for the use of light scattering for detection of microorganism contamination and other particles of water, excluding any professional books and published papers that Quist or Drake own.

3.2. License of Patent Technology. On the terms and subject to the conditions set forth in the Agreement, at the Closing Quist and Drake will grant to JMAR , an exclusive, perpetual, worldwide license to make, use, import, sell, offer for sale, lease or otherwise dispose of products and services under all right, title and interest of Quist and Drake in the Provisional Patent Application for a Continuous On-Line Real-Time Surveillance System, that David A. Drake and Gregory M. Quist prepared, dated January 5, 2004, filed with the U.S. Patent & Trademark Office on January 8, 2004 and the utility patent application related to that provisional patent application that was filed with the U.S. Patent & Trademark Office on or about January 10, 2005, and any patent that that may issue from such applications, limited to the use of light scattering for detection of microorganisms contamination and other particles in water (“Licensed Technology”). Otherwise, Quist and Drake retain all other rights in such patent applications and any patents that may issue.

3.3. Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing JMAR will assume and agree to pay, perform or discharge all liabilities, obligations and commitments arising out of or requiring performance under agreements, contracts or commitments entered into after April 16, 2004 that are included in the Transferred Technology and Licensed Technology (the “Assumed Liabilities”).

3.4. Excluded Assets and Excluded Liabilities. JMAR shall not assume any liabilities, obligations or commitments of Quist or Drake (the “Excluded Liabilities”) relating to or arising out of the business, products, services, operations, assets, properties, taxes or deferred taxes of Quist or Drake on or prior to the Closing, other than the Assumed Liabilities. Quist and Drake are not transferring or licensing any asset, right or property not specifically described and set forth in Sections 3.1 and 3.2, above.

3.5. Consideration. In consideration for the transfer, conveyance, assignment, license and delivery by Quist and Drake of the Transferred Technology and Licensed Technology to JMAR, Quist and Drake shall receive payments (the “CORTS Payments”) equal to two percent (2%) of the gross revenue of any nature arising from any CORTS System regardless of the technology employed (the “CORTS Revenue”), commencing on the date on which JMAR receives from unaffiliated third parties the first dollar of CORTS Revenue (the “Revenue Start Date”) and continuing until the seventh anniversary thereof (the “Revenue End Date”). In addition, the One Hundred Twenty Five Thousand Dollar ($125,000) loan JMAR made to Quist and Drake pursuant to the Alliance Agreement between them dated as of June 10, 2004 (the “Loan”) shall be satisfied solely from CORTS Payments that are generated from revenues of any nature from any CORTS System received after the third anniversary of the Revenue Start Date, and shall be repaid by payment of 50% of each CORTS Payment due thereafter until repaid in full. If, on the Revenue End Date, the Loan has not been repaid in full, the remaining unpaid portion of the Loan shall then be forgiven. On the Closing Date, the Loan shall be amended to provide that interest shall begin accruing on April 2, 2005 at the prime rate quoted by the Western edition of the Wall Street Journal (the “Prime Rate”) until satisfied or discharged. Quist and Drake may prepay the Loan without penalty.

(a) Payments. Each CORTS Payment shall be paid in arrears within forty-five (45) days after the end of each calendar quarter commencing with the first quarter in which the Revenue Start Date occurs, and shall be accompanied by a true and accurate written report signed and certified to be correct by the Chief Financial Officer or Chief Executive Officer of JMAR setting forth the amount of revenue received, the nature of the receipts, and the basis upon which the CORTS Payment has been calculated. Any CORTS Payment not timely paid shall accrue interest at the Prime Rate.

(b) Audit. JMAR shall keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating the CORTS Payments. These records and books of account shall be kept by JMAR at its usual place of business and such books and the supporting data shall be retained for at least six (6) years following the end of the calendar year to which they pertain. Quist and Drake shall have the right on ten (10) days prior written notice, to audit such books and records at JMAR’s usual place of business following the end of the calendar year. If any audit discloses underpayment of the CORTS Payment exceeding ten percent (10%) for the audited period, JMAR shall pay the cost of the audit, plus the amount of the underpayment with interest at the rate at the lesser of the Prime Rate or the maximum rate permitted by law, plus a penalty equal to ten percent (10%) of any underpayment. Otherwise, Quist and Drake shall bear the cost of such audit.

4. Representations and Warranties. Quist and Drake represent and warrant to JMAR as follows:

4.1. Authority. Quist and Drake have the full power and authority to execute and deliver this Agreement and the Consulting Agreement (collectively the “Transaction Documents”) and to consummate the transactions contemplated hereby. The Transaction Documents have been duly and validly executed and delivered by Quist and Drake and constitute the legal, valid and binding agreements and obligations of Quist and Drake, enforceable against Quist and Drake in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity, including principles governing the availability of equitable remedies.

4.2. Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement nor related agreements by Quist and Drake nor the consummation of the transactions contemplated hereby or compliance with any of the provisions hereof will (i) require any consent, approval, authorization or permit from, any governmental or regulatory authority or other third party, except for any such consents, approvals, authorizations, permits, the absence of which would not have a material adverse effect on the assets, properties, business or financial condition of the Quist and Drake; (ii) result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which, upon notice or lapse of time or both, would constitute a default) under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, deed of trust, mortgage, indenture, lease, license, joint venture, loan or credit agreement or any other material agreement or other material instrument or obligation to which Quist and Drake are parties or by which Quist and Drake may be bound; (iii) conflict with or result in a violation of any provision of (A) any statute, rule, regulation or ordinance which conflict or violation might have a material adverse effect on the assets, properties, business or financial condition of Quist and Drake or (B) any material order, injunction, judgment, award or decree applicable to Quist and Drake or any of their properties or assets; or (iv) result in or require the creation or imposition of any lien upon or with respect to any of the properties or assets of Quist and Drake.

4.3. No Other Representations. Because JMAR is intimately familiar with the status of CORTS and CORTS System as well as the Transferred Technology and Licensed Technology, except for the express warranties set forth in Sections 4.1 and 4.2, or Section 8.3, Quist and Drake are making no representation or warranties whatsoever and the Transferred Technology and Licensed Technology is being transferred or licensed, as the case may be, “AS IS, WHERE IS, WITH ALL FAULTS” AND WITHOUT ANY WARRANTY, WHETHER EXPRESSED OR IMPLIED AS TO THE CONDITION OF SUCH TECHNOLOGY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY REGARDING INFRINGEMENT ARE HEREBY DISCLAIMED.

5. Representations and Warranties of JMAR. JMAR represents and warrants to Quist and Drake as follows:

5.1. Organization. JMAR is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. JMAR is duly qualified to do business as a foreign corporation and in good standing in the State of California.

5.2. Authorization of Transaction Documents. JMAR has the requisite corporate power and authority to enter into and deliver the Transaction Documents, and to carry out its obligations thereunder. The execution and delivery by JMAR of the Transaction Documents, the performance by JMAR of its obligations under the Transaction Documents and the consummation by JMAR of the transactions contemplated hereby have been or by the Closing will be duly authorized by all necessary corporate action on its part. The Transaction Documents have been duly and validly executed and delivered by JMAR and are the legal, valid and binding agreements and obligations of JMAR, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity, including principles governing the availability of equitable remedies.

5.3. Consents and Approvals; No Violations. Neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated hereby or compliance with any of the provisions thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of JMAR, each as amended to date; (ii) require any consent, approval, authorization or permit from, or filing with or notification to, any governmental or regulatory authority or other third party, except for any such consents, approvals, authorizations, permits, filings or notifications, the absence of which would not have a material adverse effect on the assets, properties, business or financial condition of JMAR; (iii) result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which, upon notice or lapse of time or both, would constitute a default) under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, deed of trust, mortgage, indenture, lease, license, joint venture, loan or credit agreement or any other material agreement or other material instrument or obligation to which JMAR is a party or by which JMAR or any of its assets may be bound; (iv) conflict with or result in a violation of any provision of (A) any statute, rule, regulation or ordinance which conflict or violation might have a material adverse effect on the assets, properties, business or financial condition of JMAR or (B) any material order, injunction, judgment, award or decree applicable to JMAR or any of its properties or assets; or (v) result in or require the creation or imposition of any lien upon or with respect to any of the properties or assets of JMAR.

6. Closing.

6.1. Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Solomon Ward Seidenwurm and Smith, LLP, 401 B Street, Suite 1200, San Diego, CA 921010 on the Effective Date, 2005 or at such time and place as the parties may agree upon. The date upon and time at which the Closing actually occurs is herein referred to as the “Closing Date”.

6.2. Deliveries by Quist and Drake. At the Closing, Quist and Drake will deliver the following to JMAR:

(a) The instruments of transfer or license contemplated by Section 7.1(b);

(b) The books and records of Quist and Drake included in the Transferred Technology;

(c) The Consulting Agreement executed by Quist and Drake; and

(d) All other agreements, documents, instruments and writings required to be delivered by Quist and Drake at the Closing pursuant to this Agreement.

6.3. Deliveries by JMAR. At the Closing, JMAR will deliver the following to Quist and Drake:

(a) UCC Termination Statement(s) and other documents and instruments evidencing release of the security interest for the Loan;

(b) The Consulting Agreement executed by JMAR; and

(c) All other agreements, documents, instruments and writings required to be delivered by JMAR at the Closing pursuant to this Agreement.

7. Closing Conditions.

7.1. Conditions to Obligations of JMAR. The obligations of JMAR to perform this Agreement and its obligations hereunder are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived by JMAR:

(a) Quist and Drake shall have executed and delivered the Consulting Agreement.

(b) JMAR shall have received from Quist and Drake:

(i) assignments, in form and substance reasonably satisfactory to JMAR, of any contracts, agreements, licenses, instruments, rights, copyrights, patents, trade secrets, other intangible properties, included in the Transferred Technology; and

(ii) such other good and sufficient instruments of conveyance, assignment or transfer, satisfactory in form and substance to JMAR, as shall be effective to vest in JMAR the Transferred Technology and Licensed Technology free and clear of all encumbrances.

7.2. Conditions to Obligations of Quist and Drake. The obligations of Drake and Quist to perform this Agreement and their respective obligations under this Agreement are subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived by the Quist and Drake:

(a) JMAR shall have executed and delivered the Consulting Agreement

(b) JMAR shall have executed and delivered a UCC Termination Statement and such other documents as are necessary to release any security interest for the Loan.

8. Covenants of the Parties.

8.1. Subsequent Sale of Business.

a. In the event that after the Closing JMAR sells or transfers all or any part of its business relating to CORTS or the CORTS System, then Quist and Drake shall have the option to elect one of the following (i) the express assumption by the buyer of the JMAR’s obligations to make the CORTS Payments, or (ii) a lump sum payment (the “Alternative Payment”) by JMAR equal to 2% of the present value of the stream of “Projected Revenues” calculated for the period remaining until the Revenue End Date (as defined in Section 3.5 above). For purposes of this Section 8.1, the “Projected Revenues” shall be determined as follows:

1.	The “Post-Closing Quarters” is equal to the number of calendar quarters between the date of the closing of the sale of the business relating to CORTS or the CORTS System and the Revenue End Date;

2.	The “Projected Revenues” for the Post-Closing Quarters shall be determined, where possible, by using the actual historical quarterly revenues for the same number of quarters before the closing of the sale of the business relating to CORTS or the CORTS System as is equal to the number of Remaining Quarters;

3.	For purposes of calculating the present value of the Projected Revenues, the discount rate shall be 25%; and

4.	The Alternative Payment shall in no event be in excess of 5% of the Net Proceeds received or receivable on account of such sale or transfer. Net Proceeds shall mean the gross amounts received less the costs of sale, exclusive of transfer or other taxes.

b. In the event of a sale, merger or other transfer of the stock or assets of JMAR, the acquiring party (or surviving party in a merger) shall be required to assume JMAR’s obligations under this Agreement.

8.2. Further Agreements of Quist and Drake and JMAR. Quist and Drake shall, upon the reasonable request of JMAR from time to time, execute and deliver to JMAR such further bills of sale, endorsements and other good and sufficient instruments of transfer and assignment, as may be necessary or desirable in order to vest in JMAR all right, title and interest in and to any and all of the Transferred Technology to the extent contemplated by this Agreement. Quist and Drake and JMAR agree to cooperate in order to obtain all necessary consents to the transfer to JMAR of any rights constituting part of the Transferred Technology.

8.3. Mutual Releases. Quist and Drake on the one hand and JMAR on the other, on their own behalf and on behalf of each of their respective agents, employees, partners, joint venturers, Affiliates, subsidiaries, directors, officers, shareholders and all persons acting by or through them, including their respective successors and assigns, irrevocably, unconditionally and fully release, acquit and forever discharge the other, and each of their respective agents, employees, partners, joint venturers, Affiliates, subsidiaries, directors, officers, shareholders and all persons acting by or through them, including their respective successors and assigns, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, that the releasing party may have against the released party including without limitation those arising out of alleged breaches of representations, warranties or covenants set forth in the Original Agreement, the Alliance Agreement or respecting the Transferred Technology or the Licensed Technology based on facts occurring before the Effective Date (collectively, the “Claims”). Despite the preceding, nothing in this Agreement is to be construed as a release or waiver of any Claims Quist or Drake may have against PointSource Technologies, LLC or any of its Affiliates or successors and assigns, or Baker and MacKenzie.

Each of the Drake and Quist on the one hand and JMAR on the other expressly waives and relinquishes all rights and benefits they may have under Section 1542 of the Civil Code of the State of California or any other applicable state law relating to general releases. California Civil Code Section 1542 reads as follows:

§1542. [General Release — Claims Extinguished.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each of the Drake and Quist on the one hand and JMAR on the other represent that they have not previously assigned nor transferred in any manner, or purported to have assigned or transferred in any manner, any of the Claims, nor has any such assignment or transfer occurred as a consequence or by operation of law.

9. Survival of Representations and Warranties of Quist and Drake and JMAR. All representations and warranties of JMAR, on the one hand, and Quist and Drake, on the other, in the Transaction Documents shall survive the Closing and shall expire and be deemed terminated and extinguished on the second anniversary of the Closing Date. The covenants of the parties shall survive the execution and delivery of this Agreement until they are performed in full.

10. Indemnification.

10.1. Obligation of Quist and Drake. Subject to the limitation on Quist and Drake’s liability under Section 10.4 below, Quist and Drake agree to indemnify, defend and hold harmless JMAR and its directors, officers, employees, agents, subsidiaries and Affiliates, and their respective successors and assigns from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest, penalties and reasonable attorneys’ fees and disbursements (“Losses”) which any of them shall incur or suffer based upon, arising out of or otherwise in respect of or involving (a) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Quist and Drake contained in the Transaction Documents which was not waived by JMAR prior to Closing, or (b) any liability, obligation, debt or commitment of Quist and Drake, not included in the Assumed Liabilities, or (c) any third-party claim or claims made or threatened against JMAR or affecting any portion of the Transferred or Licensed Technology which arise out of the operation of the business related to CORTS or the CORTS System prior to April 16, 2004 other than any claim advanced by PointSource, LLC, its Affiliates or successors and assigns.

10.2. Obligation of JMAR to Indemnify. JMAR agrees to indemnify, defend and hold harmless Quist and Drake, their partners, representatives, agents, Affiliates and their respective successors and assigns (the “Quist and Drake Indemnified Parties”) from and against all Losses which any of them shall incur or suffer based upon, arising out of or otherwise in respect of or involving (a) any inaccuracy in or breach of any representation, warranty, covenant or agreement of JMAR contained in the Transaction Documents which was not waived by Quist and Drake prior to Closing, or (b) any liability, obligation, debt or commitment included in the Assumed Liabilities, or (c) any third party claim or claims made or threatened against Quist and Drake which arise out of or involve the operation of the business related to CORTS or the CORTS System after April 16, 2004.

10.3. Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. Promptly after receipt by any party hereto (the “Indemnitee”) of notice of any demand, claim or circumstances that would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a claim for indemnification under Section 10.1 or 10.2, the Indemnitee shall give notice thereof (the “Claims Notice”) to the party obligated to provide indemnification pursuant to Section 10.1 or 10.2 (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the loss or damage that has been or may be suffered by the Indemnitee.

(b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days of receipt of the Claims Notice notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. The Indemnifying Party shall reimburse the Indemnitee for all out-of-pocket costs incurred by the Indemnitee in connection with such cooperation. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense, subject to reasonable confidentiality protections.

10.4. Limitation of Liability. Quist and Drake’s liability for indemnification under Section 10.1 hereof shall be limited to an offset by JMAR against the CORTS Payments.

11. Miscellaneous Provisions.

11.1. Waiver and Amendment. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, but only in a writing signed by such party, and this Agreement may be amended or supplemented at any time, but only by written agreement of Quist and Drake and JMAR. Any such waiver with respect to a failure to observe any such provision shall not operate as a waiver of any subsequent failure to observe such provision unless otherwise expressly provided in such waiver.

11.2. Expenses. Except as otherwise provided in this Agreement, Quist and Drake and JMAR shall pay their respective expenses separately incurred in connection with this Agreement and the transactions contemplated hereby and thereby.

11.3. Entire Agreement. This Agreement and the additional written agreements called for herein together contain the entire agreement between Quist and Drake and JMAR with respect to the transfer of the Transferred Technology and the license of the Licensed Technology and the related transactions and supersede all prior arrangements or understandings with respect thereto, including the Letter Agreement, dated April 16, 2004, between JMAR and Quist and Drake and the Alliance Agreement, and the Original Agreement. There have been no oral representations or warranties and neither party has relied on any representation not contained herein.

11.4. Assignment. This Agreement and each other agreement entered into pursuant hereto and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder and thereunder, shall be assigned by either party hereto or thereto without the prior written consent of the other party; provided however that Quist and Drake may assign its rights and obligation hereunder or under the Consulting Agreement to a corporation or limited liability company controlled by Quist and Drake. Quist and Drake hereby agree that notwithstanding the foregoing or the fact that this Agreement shall have been executed by JMAR directly, JMAR may, at its option, cause the transactions contemplated hereby to be consummated by (i) a newly-formed subsidiary or subsidiaries of JMAR to be organized for the purpose of consummating this transaction or (ii) any other Affiliated corporation of JMAR; provided, however, that JMAR’s obligations shall be retained or guaranteed by JMAR. This Agreement is not intended to confer upon any other party, except the parties hereto, any rights or remedies hereunder.

11.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which independently shall have the same effect as if it were the original and all of which taken together shall constitute one and the same document. Executed signature pages which are transmitted by facsimile to the other party shall be deemed to have been delivered on the date so transmitted provided that an originally executed signature is delivered to the other party within three (3) business days thereafter.

11.6. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, sent by registered or certified mail, postage prepaid, sent by established overnight delivery service, or transmitted by fax (except for legal process) to:

If to JMAR:

JMAR Technologies, Inc.

5800 Armada Drive

Carlsbad, California 92008

Attention: General Counsel

Fax: 760-602-3299

If to Quist and Drake:

Gregory M. Quist

2166 Weiss Way

Escondido, California 92029

Fax: 760-746-1942

David A. Drake

325 Rock Ridge Place

Escondido, California 92027

Fax: 760-489-6583

With a copy to:

Harry J. Proctor, Esq.

Edward J. McIntyre, Esq.

Solomon Ward Seidenwurm & Smith, LLP

401 B Street, Suite 1200

San Diego, CA 92101

Fax: 619-231-4755

or to such other address or fax number as any party hereto may, from time to time, designate in a written notice given in a like manner. Notice given by mail as set out above shall be deemed delivered three (3) days after the date it is postmarked. Notice given by overnight delivery service shall be deemed delivered when received. Notice given by fax shall be deemed given when transmitted, provided that the sender retains a written confirmation of such transmission and mails an original thereof to the other party within one (1) business day after transmission.

11.7. Interpretation. The parties acknowledge that this Agreement has been negotiated by both parties and that neither this Agreement nor any of its provisions should be interpreted for or against any party on the basis said party or its attorney drafted the Agreement or the provision in question.

11.8. Severability. If any provision of this Agreement is declared by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable, the remaining provisions of this Agreement nevertheless will continue in full force and effect without being impaired or invalidated in any way.

11.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.10. Dispute Resolution.

a. Disputes. The handling and resolution of any and all disputes, claims and causes of action of any nature whatsoever arising from or in connection with this Agreement (the “Dispute”) shall be governed exclusively by and settled in accordance with the provisions of this Section 11.10.

b. Negotiation. The Parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through informal negotiation between appropriate representatives from each party. Within five (5) days after Notice of a Dispute is given by either Party to the other Party, representatives of each Party with the authority to resolve the Dispute shall meet and make a good faith attempt to resolve such dispute and shall continue to negotiate in good faith in an effort to resolve the Dispute or renegotiate the applicable section or provision without the necessity of any formal proceedings. If after five (5) days from the Notice of a Dispute either Party feels that such negotiations are not leading to a resolution of the Dispute, such Party may send a Notice to the other Party requesting mediation as set forth in Section 11.10(d), below.

c. Information Requests. During the course of negotiations under Section 11.10, any and all reasonable requests made by one Party to the other for information, including requests for copies of relevant documents, shall be honored by the other Party. The specific format for such information will be left to the reasonable discretion of the designated negotiating senior executives of the Parties, and may include, for example, the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

d. Mediation. In the event that any Dispute is not settled by the Parties within five (5) days after the first meeting of the negotiating senior executives, a Party may demand mediation and the Parties will attempt in good faith to resolve such Dispute by nonbinding mediation using a mediator employed by JAMS, with the specific mediator agreed to by the parties. The mediation shall be held at a mutually agreeable location in San Diego, and be held within ten (10) days after the demand for mediation. Except as provided below in Section 11.10(e), no litigation for the resolution of such dispute may be commenced until the Parties try in good faith to settle the Dispute by such mediation in accordance with this Section and either Party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the Parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the Parties, and shall be binding on them.

e. The Parties by mutual written agreement may extend any of the time periods set forth in Section 11.10(a) through (d).

f. Legal Proceedings. In the event that any Dispute is not settled by the Parties through mediation as outlined in Section 11.10, either Party may institute legal proceedings for that Dispute in a court of competent jurisdiction.

11.11. Attorneys Fees and Expenses of Litigation. In the event suit is commenced to enforce or contest this Agreement, or any portion thereof, the prevailing party in such suit shall be entitled to recover from the non-prevailing party all fees, costs and expenses of enforcing any right of such prevailing party under and with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

11.12. Force Majeure. Whenever a period of time is prescribed for action by a party hereunder, such party shall not be responsible for, and there will be excluded from the computation for such period of time, any delays due to an event of force majeure, including but not limited to strikes, riots, acts of God, war, governmental laws, regulations or restrictions of general application to the public at large, or any other causes beyond the control of such party.

Executed to be effective as of the Effective Date.

JMAR TECHNOLOGIES, INC.

By: /s/ RONALD A. WALROD

Ronald A. Walrod, President and Chief Executive Officer

/s/ GREGORY M. QUIST

Gregory M. Quist

/s/ DAVID A. DRAKE

David A. Drake

Exhibit A

Consulting Agreement